FUND OF FUNDS INVESTMENT AGREEMENT
This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of [●], 202[●], is between [●], a [●] (the “Acquiring Fund”), and KKR FS Income Trust Select, a Delaware statutory trust (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).
    WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);
    WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act;
    WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in voting stock of another registered investment company or business development company;
    WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company or business development company to invest in voting stock of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and
WHEREAS, the Acquiring Fund, from time to time, may wish to acquire voting stock of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.
    NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:
1.Representations and Obligations of the Acquired Fund
The Acquired Fund represents, warrants, and agrees as follows:
(a)it will comply with the terms and conditions of Rule 12d1-4 and this Agreement;
(b)it will promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;
(c)it will adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and
(d)it will provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.
2.Representations and Obligations of the Acquiring Fund
The Acquiring Fund represents, warrants, and agrees as follows:
(a)it will comply with the terms and conditions of Rule 12d1-4 and this Agreement;
(b)it will promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;
(c)it will adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)[in the event that, and for so long as, the Acquiring Fund owns, controls or holds the power to vote, directly or indirectly, shares of beneficial interest of the Acquired Fund (the “Shares”) that provide voting control to the Acquiring Fund of 5% or more of the “voting rights” of the Acquired Fund’s shareholders in the aggregate, the Acquiring Fund hereby irrevocably foregoes and waives any “voting rights” the Acquiring Fund has with respect to the Shares to extent that such “voting rights” equal or exceed 5% of the “voting rights” of the Acquired Fund’s shareholders in the aggregate; provided, however, that in the event of such waiver, the Acquiring Fund shall maintain the “voting rights” the Acquiring Fund has with respect to the Shares to the extent that such “voting rights” are less than 5% of the “voting rights” of the Acquired Fund’s shareholders in the aggregate. For example, if the Acquiring Fund owns 501 out of 10,000 Shares, it would retain “voting rights” with respect to 499 of its Shares, and waive its “voting rights” with respect to 2 of its Shares. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the U.S. Securities and Exchange Commission or its staff, but for the avoidance of doubt, matters that are presented to the Acquiring Fund in connection with voting and consent rights afforded to the shareholders that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.]
3.Condition to Initial Purchase in Reliance on Rule 12d1-4
The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of Shares in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

4.Indemnification
(a)The Acquiring Fund agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.
(b)The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.
(c)Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.
5.Notices
Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:
[●]
[●]
[●]
Attn: [●]
Tel: [●]
Fax: [●]
Email: [●]

If to the Acquired Fund:
KKR FS Income Trust Select
c/o FS/KKR Advisor, LLC
201 Rouse Boulevard
Philadelphia, PA 19112
Attention: Stephen Sypherd, General Counsel and Secretary
Email: stephen.sypherd@fsinvestments.com
6.Termination and Governing Law
(a)This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement by the Acquired Fund, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund to $0.
(b)This Agreement will be governed by laws of Delaware without regard to choice-of-law principles.
7.Miscellaneous
(a)This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.
(b)Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.
(c)No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.
(d)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.
(e)If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[●]

________________________________
Name: [●]
Title: [●]
KKR FS INCOME TRUST SELECT

_______________________________________
Name: [●]
Title: [●]